Exhibit 10.10

FIRST AMENDMENT TO HOTEL ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO HOTEL ASSET PURCHASE AGREEMENT (the “Amendment”) is entered into as of the 25th day of June, 2013, by and among SFI BELMONT, LLC (“Lender”), ROSE HALL RESORT, L.P. (“Owner”) and ROSE HALL JAMAICA RESORT B.V. (“Buyer”).

W I T N E S S E T H:

WHEREAS, Lender, Owner and Buyer (individually, a “Party” and collectively, the “Parties”) entered into that certain Hotel Asset Purchase Agreement dated as of May 6, 2013 (the “Purchase Agreement”);

WHEREAS, Buyer (a) defaulted in its obligations under the Purchase Agreement to complete the undertaking on or before May 31, 2013, as required under Section 9.2 of the Purchase Agreement (the “Undertaking”), and (b) informed Lender and Owner that Buyer would not, and in fact did not, complete the Closing for the purchase of the Assets on or prior to June 17, 2013, as required by the Purchase Agreement (collectively, the “Defaults”);

WHEREAS, as a result of the Defaults, Lender is immediately entitled to terminate the Purchase Agreement and recover the Earnest Money in the amount of Four Million United States Dollars (US$4,000,000.00) plus interest actually earned thereon comprising Seller’s Liquidated Damages Amount as set forth in the Purchase Agreement and Buyer hereby acknowledges and agrees that as of the date hereof it has no offsets of defenses against Lender’s immediate right to recoup Seller’s Liquidated Damages Amount;

WHEREAS, prior to May 31, 2013, Buyer entered into discussions with Lender and Owner and requested that Lender and Owner forbear from exercising their remedies arising from the Defaults and agree to extend the outside date for the Undertaking and extend the Closing Date in order to give Buyer additional time to satisfy its obligations under the Purchase Agreement and consummate the Closing; and

WHEREAS, Lender and Owner have agreed to waive the Defaults and to extend the outside date for the Undertaking and extend the Closing Date in accordance with and pursuant to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for and in consideration of Buyer’s payment to each of Lender and Owner of Ten United States Dollars (US$10.00), the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt, sufficiency and adequacy of which the Parties hereby acknowledge, the Parties agree as follows:

1. Definitions.

(a)	Capitalized terms used, but not defined, herein shall have the meanings ascribed thereto in the Purchase Agreement. Defined terms set forth herein are deemed to be incorporated by reference into the Purchase Agreement. References in the Purchase Agreement to this “Agreement” shall hereafter mean the Purchase Agreement, as modified by this Amendment.

(b)	The term “Ritz-Carlton Agreement” as defined in Recital C of the Purchase Agreement, is amended to include any amendments thereto set forth in any document entered into by Operator and Owner on or prior to the date hereof.

2. Undertaking. The reference to “May 31, 2013” in Section 9.2 of the Purchase Agreement is hereby deleted and “July 31, 2013” substituted in lieu thereof.

3. Closing Date. The phrase “June 17, 2013, as may be extended pursuant to Sections 10 and 11 below” in Section 1.5 of the Purchase Agreement is hereby deleted and “August 16, 2013” substituted in lieu thereof. Buyer shall have the right to consummate the Closing prior to August 16, 2013, provided that it satisfies the following conditions, in addition to all other conditions of Closing which are the responsibility of Buyer under the Purchase Agreement, as modified by this Amendment:

(a)	Buyer shall provide Owner and Lender with written notice of its desired earlier Closing Date at least seventeen (17) business days prior to such earlier Closing Date (the “Closing Notice”);

(b)	Buyer shall provide the Undertaking at least fifteen (15) calendar days prior to such earlier Closing Date established in the Closing Notice; and

(c)	The earlier Closing Date proposed by Buyer in the Closing Notice to Owner and Lender shall be irrevocable and shall replace August 16, 2013, as the “Closing Date” pursuant to Section 1.5 of the Purchase Agreement, as modified by this Amendment.

4. Earnest Money; Additional Deposit Earnest Money. The term “Earnest Money” as defined in Section 1.3(a)(i) of the Purchase Agreement shall be modified and increased to include, in addition to the original Four Million United States Dollars (US$4,000,000.00) plus interest actually earned thereon prior to distribution of such funds from the escrow account pursuant to Section 1.3(b)(vi) of the Purchase Agreement (the “Original Earnest Money”), the Additional Deposit made by Buyer pursuant to Section 1.3(b) of the Purchase Agreement in the amount of One Million Four Hundred Fourteen Thousand Nine Hundred Seventeen and 43/100 United States Dollars (US$1,414,917.43) plus interest actually earned thereon prior to the distribution of such funds from the escrow account pursuant to Section 1.3(b)(vi) of the Purchase Agreement (the “Additional Deposit Earnest Money”). For the avoidance of doubt, the Original Earnest Money and the Additional Deposit Earnest Money shall be applied toward the payment of the Purchase Price in accordance with the Purchase Agreement or, in the event the Closing does not occur, the Original Earnest Money and the Additional Deposit Earnest Money shall be disbursed to Lender or Buyer in the same manner as the Earnest Money is to be disbursed under the Purchase Agreement.

5. Extension Payment. Subject to the full execution and delivery of this Amendment, Buyer shall fund to MFG an additional payment on account of Purchase Price of up to Two Million Five Hundred Thousand United States Dollars (US$2,500,000.00) (the “Extension Payment”; the Extension Payment and the Additional Deposit Earnest Money, collectively the “Extension Earnest Money”) in installments as follows:

(a)	Seven Hundred Fifty Thousand United States Dollars (US$750,000.00) on or before July 1, 2013, if the Closing has not previously occurred;

(b)	Seven Hundred Fifty Thousand United States Dollars (US$750,000.00) on or before July 15, 2013, if the Closing has not previously occurred;

(c)	Five Hundred Thousand United States Dollars (US$500,000.00) on or before July 30, 2013, if the Closing has not previously occurred; and

(d)	Five Hundred Thousand United States Dollars (US$500,000.00) on or before August 7, 2013, if the Closing has not previously occurred;

provided, however, that any amount of the Extension Payment that remains unpaid as of the date of Buyer’s delivery of the Closing Notice to Lender and Owner (regardless of when otherwise due), if any, shall be funded by Buyer to MFG on the date of Buyer’s delivery of such Closing Notice.

6. Intentionally Omitted.

7. Cost Reimbursements. In recognition that Lender and Owner will incur substantial additional costs in connection with the continued ownership and operation, maintenance and securing of the Assets between June 17, 2013, and the Closing Date as extended by this Amendment, Buyer has agreed to reimburse Lender and Owner for all costs incurred by Lender and/or Owner pursuant to the Ritz-Carlton Agreement in connection with the continued ownership, operation, maintenance and security of the Assets between June 17, 2013 and the earlier to occur of (i) the Closing Date as extended by this Amendment and (ii) the earlier termination of the Purchase Agreement (as amended by this Amendment) in accordance with its terms, including without limitation, routine capital expenditures and emergency capital expenditures that Operator makes during such period in accordance with the Ritz-Carlton Agreement, together with the costs of any resupply, substitution or replacement of Inventory, supplies or other Tangible Personal Property which are implemented by Operator after the date of this Amendment pursuant to the Ritz-Carlton Agreement (collectively, the “Additional Costs”). “Additional Costs” shall exclude any debt service payments or any payments in reduction or satisfaction of any Non-Permitted Encumbrances. Lender and Owner agree to promptly provide to Buyer copies of any notices received by either of them from Operator with respect to any capital expenditures undertaken, or to be undertaken, by Operator pursuant to the Ritz-Carlton Agreement and further agree to consult and coordinate with Buyer with respect to the exercise of their discretionary rights, if any, under the Ritz-Carlton Agreement with respect to such capital expenditures. Buyer shall deposit with Lender pursuant to Lender’s Wire Transfer Instructions (as hereinafter defined) on each of (a) the date that is two (2) business days after the full execution of this Amendment by the Parties and (b) the day that is the earlier of the Closing Date and July 17, 2013, an amount equal to Seven Hundred Thousand United States Dollars (US$700,000.00) (collectively, the “Estimated Additional Costs Deposits”) to cover the estimated Additional Costs anticipated to be incurred each succeeding month by Owner and Lender under the Ritz-Carlton Agreement. Lender shall apply the Estimated Additional Costs Deposits to pay actual Additional Costs incurred by Lender or Owner under the Ritz-Carlton Agreement without mark-up or profit to Lender or Owner. In addition to the Estimated

Additional Costs Deposits, Buyer agrees to fund prior to Closing from time to time within three (3) business days of Lender’s written demand therefor or at Lender’s discretion, at Closing, additional amounts to the extent that the Additional Costs are anticipated to exceed the Estimated Additional Costs Deposits, as determined by Lender in its good faith business judgment and reasonably approved by Buyer (provided it shall not be reasonable for Buyer to disapprove a request from Lender to the extent Lender substantiates such request with written evidence of a request by Operator for additional funds under the Ritz-Carlton Agreement) (each such payment a “Supplementary Additional Costs Deposit”; the Estimated Additional Costs Deposits and the Supplementary Additional Cost Deposits, collectively, the “Extension Cost Deposit”). The Extension Cost Deposit shall be in addition to and shall not be applied as a credit or offset against the Purchase Price (except as provided below in this Paragraph 7), and shall be payable by Buyer and fully earned by Lender to the extent of the actual Additional Costs incurred by Lender and/or Owner in accordance with this Paragraph 7 whether or not the Closing occurs. At Closing, any portion of the Extension Cost Deposit paid by Buyer in excess of the actual Additional Costs incurred by Lender and/or Owner prior to the Closing Date, shall, at Buyer’s option, be returned to Buyer or credited against the Purchase Price. Buyer’s obligation to fund the Extension Cost Deposit and/or reimburse Lender and Owner for all incurred Additional Costs shall survive Closing and the termination of the Purchase Agreement. Lender and Owner agree to promptly provide to Buyer copies of any reports received from Operator with respect to the Additional Costs and the operation, maintenance and security of the Assets prior to Closing and further agree to reasonably cooperate with Buyer to request such reports from Operator from time to time.

8. Extension Consideration. In consideration of Owner’s and Lender’s agreement to provide the extensions set forth in Paragraphs 2 and 3 above, Buyer agrees to pay to Lender pursuant to the wire transfer instructions (the “Lender’s Wire Transfer Instructions”) set forth on Exhibit “A” attached hereto and by this reference made a part hereof, the sum of One Million United States Dollars (US$1,000,000.00) within two (2) business days of the execution of this Amendment by all Parties (the “Extension Consideration”). The Extension Consideration shall be in addition to and shall not be applied toward the payment of, or credited against, the Purchase Price at Closing.

9. Re-Opening Date. The reference to “December 31, 2013” in the first sentence of Section 17.2(a) of the Purchase Agreement is hereby deleted and “February 28, 2014” substituted in lieu thereof. The reference to “January 1, 2014” in Section 17.2(a)(i) of the Purchase Agreement is hereby deleted and “March 1, 2014” substituted in lieu thereof.

10. Waiver of Closing Conditions. While Lender and Owner agree to continue to work in good faith to meet the conditions of Closing set forth in the Purchase Agreement, all Buyer’s conditions to Closing set forth in the Purchase Agreement, including, without limitation, the conditions to Closing set forth in Section 12.1 of the Purchase Agreement, are hereby waived except for the following (the “Material Closing Conditions”):

(a)	The Closing condition set forth in Section 12.1(i) shall remain in full force and effect, provided such condition is modified to reflect the deliveries expressly waived by Buyer pursuant to Section 15 of this Amendment;

(b)	Owner shall perform and satisfy in all material respects its obligations under (i) Section 17.3 (Contracts) of the Purchase Agreement, provided, however, that the Parties agree that (A) Buyer has waived the requirement that the Assumed Contracts be stamped prior to Closing, (B) Buyer has waived the delivery of the Power Plant Equipment Operation Agreement Amendment, and (C) Owner will terminate the Power Plant Equipment Operation Agreement on or prior to the Closing Date, (ii) Section 17.5 (Golf Course Lease) of the Purchase Agreement with respect only to monetary obligations of Owner under the Golf Course Lease through the Closing Date (with such monetary obligations for the period June 17, 2013, through the Closing Date constituting Additional Costs under Section 7) and (iii) Section 17.11 (Negative Covenants) of the Purchase Agreement;

(c)	Owner shall perform and satisfy its obligations under Section 17.4 (Insurance) of the Purchase Agreement;

(d)	Subject to Owner’s delivery to Buyer of Owner’s Bring Down Certificate required pursuant to Paragraph 15(d) of this Amendment, the Closing condition set forth in Section 12.1(iii) shall be waived except to the extent of any material changes subsequent to the date hereof in any representations and warranties of Owner set forth in the Purchase Agreement caused by Owner, Lender and/or Operator on or after June 17, 2013;

(e)	The Closing condition set forth in Section 12.1(iv) of the Purchase Agreement shall remain in full force and effect except that there shall be no obligation on the part of Lender or Owner to obtain a release or discharge of the Assignment to Southern Company Energy Solutions, Inc. created September 1, 2001, and registered December 1, 2001, as identified in Section B of Schedule 5.1(c) (the “SCES Charge”); provided, however, that such waiver of Lender and Owner’s obligation to release or discharge the SCES Charge shall be expressly conditional upon Lender or Owner delivering to Buyer at the Closing an estoppel with respect to the Power Plant Equipment Lease in the revised form in Exhibit “B” attached hereto which by this reference replaces the form of Estoppel attached as Exhibit “I-2” to the Purchase Agreement.

(f)	The Closing condition set forth in Section 12.1(vi) shall be limited to taxes or assessments which became due and constituted a lien, charge or encumbrance against any of the Assets prior to June 17, 2013; provided, however, that Owner agrees to provide to Buyer copies of any notices of unpaid taxes or assessments (including, without limitation, with respect to water charges from the National Water Commission) it receives prior to the Closing;

(g)	The Closing condition set forth in Section 12.1(vii) shall remain in full force and effect;

(h)	The Closing condition set forth in Section 12.1(viii) of the Purchase Agreement shall remain in full force and effect; and

(i)	The Closing condition set forth in Section 12.1(ix) of the Purchase Agreement shall remain in full force and effect.

If any conditions precedent to Closing set forth in the Purchase Agreement which are the responsibility of Lender or Owner remain unsatisfied as of the Closing Date other than the specified Material Closing Conditions (collectively, the “Immaterial Former Closing Conditions”), Buyer shall nevertheless be obligated to consummate the Closing without any adjustment to the Purchase Price or any recourse against Lender or Owner as a result of the failure to satisfy one or more of the Immaterial Former Closing Conditions, Buyer hereby waives the satisfaction of the Immaterial Former Closing Conditions, agreeing that the Immaterial Former Closing Conditions no longer constitute conditions precedent to Buyer’s obligation to close the purchase of the Assets.

11. Maintenance of Assets. During the period from the date of this Amendment until the Closing Date, as extended by this Amendment, Owner and Lender shall continue to manage and maintain the Assets subject to and in accordance with the requirements of Section 17.1 of the Purchase Agreement and Paragraph 7 of this Amendment and in a manner which does not void the casualty insurance coverages maintained by Owner with respect to the Assets; provided, however, that Buyer hereby agrees that Owner shall, and shall cause Operator to, maintain such Inventory, supplies and other Tangible Personal Property (other than Excluded Property) in a manner reasonably equivalent to the levels of Inventory, supplies, and other Tangible Personal Property (other than Excluded Property) in place as of the date of this Amendment, as may be depleted in the normal course of Owner’s and Operator’s management and maintenance of the Property from the date of this Amendment through the Closing Date.

12. Casualty. Section 10 of the Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

“10. Casualty.

10.1	Buyer’s Risk of Loss. If the Assets or any portion thereof is damaged or destroyed by fire or any other casualty, Owner and Lender shall provide prompt written notice thereof to Buyer, provided that Buyer shall not under any circumstances, other than Seller’s failure to perform its obligations with respect to the obtainment and maintenance of casualty insurance as required in this Agreement, have the right to terminate this Agreement as a result of such casualty, but shall proceed to Closing in accordance with and to the extent required by this Agreement, in which case Owner shall (A) credit the amount of the applicable insurance deductible against the Purchase Price, and (B) to the extent permitted by the applicable insurance policies, transfer and assign to Buyer all of Owner’s right, title and interest in and to all claims under the casualty and lost profits insurance policies maintained by Owner with respect to the Assets and all proceeds therefrom, except those proceeds allocable to lost profits for the period prior to the Closing; provided, however, that until such time as Buyer receives written confirmation from the applicable insurer, reasonably satisfactory to Buyer, acknowledging the assignment of such claim and agreeing to acknowledge Buyer as the insured under such policies for purposes of such claim, (I) Owner shall (1) continue to use commercially reasonable efforts, but at no material cost to Owner, to pursue the insurance proceeds thereunder on behalf of Buyer and (2) coordinate with and involve Buyer in all decisions relating to the recovery and direction of insurance proceeds and all such decisions shall be subject to the approval of Buyer, and (II) after the Closing, Buyer shall have the right to direct the actions to be undertaken, at Buyer’s sole cost and expense, by or on behalf of Owner and/or Lender with respect to such claim. The failure by Buyer to consummate timely the Closing as required by this Section 10.1 shall constitute an immediate default by Buyer giving rise to Owner’s and Lender’s rights under Section 16.2.

10.2	Survival. The provisions of this Section 10 shall survive the Closing.”

13. Condemnation. Section 11 of the Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

“11.	Condemnation. In the event of any actual or threatened condemnation or taking pursuant to the power of eminent domain of all or any portion of the Real Property, or any proposed sale in lieu thereof (a “Condemnation”), Owner shall give written notice of such Condemnation to Lender and Buyer promptly upon Owner’s receipt of notice of such Condemnation, and Buyer shall not under any circumstances have the right to terminate this Agreement, but shall proceed to Closing, in which case Lender and Owner shall assign to Buyer all of Lender’s and Owner’s respective right, title and interest in all proceeds and awards from such Condemnation. The failure by Buyer to consummate timely the Closing as required by this Section 11 shall constitute an immediate default by Buyer giving rise to Owner’s and Lender’s rights under Section 16.2.”

14. Default and Indemnification.

(a)

The Parties acknowledge and agree that, notwithstanding anything in the Purchase Agreement, in the event of (i) an Owner or Lender default as a result of the sale or encumbrance of a material portion of the Assets to a party other than Buyer prior to a default by Buyer under this Agreement or the Closing Date (whichever occurs first) and the termination of the Purchase Agreement by Buyer pursuant to Section 16.1 thereof, in addition to the other rights, remedies and agreements provided in Section 16.1 of the Purchase Agreement, (A) Buyer shall be refunded (and MFG shall release to Buyer) any Extension Payment funded by Buyer pursuant to Paragraph 5 of this Amendment on or prior to the effective date of such termination, and (B) Owner and Lender shall refund to Buyer any Additional Costs and the Extension Consideration funded by Buyer to Owner and/or Lender pursuant to Paragraphs 7 and 8, respectively, of this Amendment on or prior to the effective date of such termination or (ii) any other Owner or Lender default that results in the termination of the Purchase Agreement pursuant to Section 16.1 thereof, in addition to the other rights, remedies and agreements provided in Section 16.1 of the Purchase Agreement, Owner and Lender shall refund to Buyer any Extension Payment (but not any Additional Costs and any Extension Consideration) funded by Buyer to Owner and/or Lender pursuant to Paragraphs 5 of this Amendment prior to the effective date of such termination.

(b)	Section 16.2 of the Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

“16.2 Buyer Default. Time shall be of the essence of this Agreement and in the event Buyer fails to comply timely with any of Buyer’s funding obligations under this Agreement relating to the Extension Payment, the Estimated Additional Cost Deposits, or the Extension Consideration, fails to provide the Undertaking on or before July 31, 2013, or this transaction fails to close on or before August 16, 2013, due to the default of Buyer hereunder, Owner’s and Lender’s sole and exclusive remedy shall be to terminate this Agreement by written notice of termination given to Buyer, MFG and HMF, in which event the Deposit shall be forfeited by Buyer and the amount equal thereto paid to Lender in accordance with this Section 16.2. In addition to the Deposit forfeiture, Lender shall also be entitled to be paid the Extension Payment as liquidated damages for Buyer’s default. Accordingly, following such default by Buyer (1) MFG shall deliver to Lender all or a portion of the Extension Earnest Money and any other sums held in escrow by MFG, if any, not to exceed Seller’s Default Compensation, and (2) HMF shall utilize the original stamped copy of this Agreement duly marked “canceled” together with the Original Transfer Tax Receipt to invoke the Unwind Procedure and, upon recovery of the Stamp Duty and Tax Refund, (i) Lender shall be paid an amount equal to Seller’s Default Compensation less amounts paid to Lender under clause (1) of this Section 16.2, (ii) the balance of the Stamp Duty and Tax Refund not required to be paid to Lender as aforesaid shall be paid to Buyer, and (iii) no Party shall thereafter have any liability hereunder to any other Party (except as expressly stated otherwise in this Agreement). Lender’s right to receive the Extension Payment contemplated by this Section 16.2 as liquidated damages is not intended to be a penalty, but rather has been agreed upon by the Parties, taking into account the forfeiture of the Deposit, because actual damages that will be sustained by Lender and/or Owner as a result of such default by Buyer would be extremely difficult to determine.”

15. Further Modifications. The Purchase Agreement shall be further modified as follows:

(a)	Section 1.3(b)(iii) of the Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

“(iii) The Deposit shall be applied toward the payment of the Purchase Price in accordance with this Agreement or, in the event the Closing (as defined in Section 1.5 below) does not occur, the Deposit shall be disbursed to Lender and/or Buyer in accordance with Section 16 of this Agreement.”

(b)	Schedule 2(d) attached to the Purchase Agreement is hereby deleted in its entirety and Replacement Schedule 2(d) attached hereto substituted in lieu thereof. Buyer will negotiate a new air terminal space license agreement with MBJ Airports Limited to replace Item No. 1 of the prior Schedule 2(d) being replaced herein without cost to Owner, Operator or Lender.

(c)	The Parties hereby acknowledge and agree that as of the Closing Date there shall be no Bookings or Advance Deposits available for assignment or delivery to Buyer.

(d)	The terms of Section 3.2 of the Purchase Agreement are modified by the terms of this Amendment.

(e)	The representations and warranties set forth in Section 5.1 are hereby restated as of June 17, 2013, as true and correct without modification, except that Owner hereby confirms that the power plant fuel tank permit referenced in Section 5.1(f) and Schedule 5.1(f) has been obtained.

(f)	Owner and Operator have approved the form of spirit license transfer application provided by Buyer and Operator is prepared to execute such application upon Buyer’s submission of the name of the proposed “transferee” thereunder. The Parties agree that none of Owner, Lender or Operator has made any representations or commitments that the spirit license will be transferrable and that except for the execution of the aforesaid transfer application by Operator, none of Owner, Lender or Operator will have any further obligation with respect to the transfer or issuance of the spirit license, it being the sole responsibility of Buyer to obtain whatever licenses are required for Buyer’s proposed operation of the Assets, including, without limitation, one or more spirit licenses.

(g)	Buyer acknowledges and agrees that the closing costs for which Buyer is responsible under the Purchase Agreement shall, in addition to the costs identified in Section 7 of the Purchase Agreement, include any additional amounts required to be paid by Buyer at Closing pursuant to the terms of this Amendment.

(h)	The definition for “Seller’s Liquidated Damages Amount” as set forth in Section 12.3 of the Purchase Agreement is hereby renamed as “Seller’s Default Compensation” and modified to mean an amount equal to the sum of Seven Million Nine Hundred Fourteen Thousand Nine Hundred Seventeen and 43/100 United States Dollars (US$7,914,917.43), plus interest actually earned on the Original Earnest Money and the Extension Earnest Money prior to the distribution of such funds from the escrow account pursuant to Section 1.3(b)(vi) of the Purchase Agreement.

(i)	The deliveries required by Lender and/or Owner under the Purchase Agreement to be made at Closing set forth in Sections 13.1(a) (vi), (x), and (xiv) are hereby agreed not to be required.

(j)	Section 13.1(a)(xvi) is hereby modified to remove any requirement to deliver executed estoppels with respect to the Golf Course Lease or the Power Plant Equipment Operation Agreement.

(k)	Section 13.1(a)(xvi) is hereby modified to remove any requirement to deliver the Power Plant Equipment Operation Agreement Amendment.

(l)	Section 13.3(iv) is hereby modified to remove the phrase “of the Deposit exclusive of Lender’s Stamp Duty Contribution, if any” at the end of such Section and substitute in lieu thereof “the Deposit and the Extension Payment.”

(m)	Sections 14.1(i), (ii), (iii), (iv) and (vi) are hereby modified to provide that all property taxes, expenses and other expense items described therein that were to be apportioned as of the Closing Date pursuant to the Purchase Agreement, shall be apportioned upon Closing as between Lender and Buyer as of June 17, 2013, and not as of the Closing Date.

(n)	Section 17.3 of the Purchase Agreement is hereby amended to remove any requirement that Owner execute or deliver the Power Plant Equipment Operation Agreement Amendment, it being acknowledged and agreed by Owner and Buyer that Owner shall terminate the Power Plant Equipment Operation Agreement on or prior to Closing Date; provided, however. Buyer shall contribute towards any termination obligation or fee (the “Termination Fee”) required to be paid by Owner or Lender to effect such termination an amount equal to one-third (1/3) of such Termination Fee up to a maximum amount of one month’s required payments under the Power Plant Operation Agreement with Lender agreeing to pay any portion of the Termination Fee in excess of such Termination Fee contribution by Buyer.

(o)	Buyer hereby acknowledges receipt of the information and documents provided by Owner prior to the date hereof pursuant to Sections 17.9, 17.10, and 17.12 of the Purchase Agreement and hereby agrees that Sections 17.9, 17.10 and 17.12 of the Purchase Agreement shall be of no further force or effect from and after the date hereof.

(p)	In lieu of the proposed Assignment and Assumption of Golf Course Lease, Buyer agrees to deliver to Owner and Lender at Closing evidence of the termination of the Golf Course Lease executed by Buyer and RHDL effective immediately following the Closing.

(q)	At Closing Owner as part of the sale by Lender under power contemplated herein, will be deemed to have assigned, and Buyer deemed to have assumed, the Textron Agreement (as defined in replacement Schedule 2(d) attached to this Amendment) and Buyer assumes all responsibility for obtaining Textron’s consent to such assignment and for paying all amounts owed to Textron as a result of such assignment or attempted assignment, including any amounts required by Textron to satisfy the Textron Agreement in full. Owner shall cooperate with Buyer in good faith and without cost to Owner in connection with the assignment of the Textron Agreement in connection with Closing.

(r)	Section 36 of the Purchase Agreement is hereby deleted in its entirety; provided, however, that as long as the Purchase Agreement is in effect and Buyer is not in default thereunder, Owner and Lender will not engage in any discussions with third parties about the sale of the Asset without disclosing the existence and priority of Buyer’s rights under the Purchase Agreement.

16. Owner Confirmations. Owner hereby confirms that it has complied with its obligations under Sections 17.7 and 17.8 prior to the date hereof; provided, however, that Owner’s compliance with Section 17.8 encompasses the removal of perchloroethylene generated by the dry cleaning operations and previously stored on the Hotel Property, and Owner shall have no obligation to remove sanitizer used for cleaning the dry cleaning equipment or perchloroethylene wholly contained within the dry cleaning equipment.

17. Miscellaneous. This Amendment may be executed in any number of counterparts. A signed copy of this Amendment transmitted by one Party to the other Parties by facsimile transmission or electronically in PDF or equivalent format shall be binding upon the sending Party to the same extent as if it had delivered a signed original of this Amendment. For convenience, any provisions of the Purchase Agreement necessary for the reasonable interpretation of this Amendment or to give effect to the intents and purposes of this Amendment are deemed incorporated into this Amendment, except that for purposes of this Amendment, the reference in those provisions to the “Agreement” are understood to be references to this Amendment. The Purchase Agreement shall, except as modified by this Amendment, remain in full force and effect; provided, however, that this Amendment shall prevail in the case of any conflict between the terms of this Amendment and the terms of the Purchase Agreement. It is the Parties’ intent that by execution hereof, the effect of this Amendment shall be that Buyer will no longer be in default under the Purchase Agreement.

18. If any term or provision of this Amendment is declared to be invalid by a court of competent jurisdiction, or if any term or provision of this Amendment conflicts with any applicable law, such term or provision of this Amendment shall be severable from and shall not affect the validity of, any other term or provision of this Amendment.

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

Buyer:

ROSE HALL RESORT JAMAICA B.V.

By:	/s/ Bruce Wardinski
Name:	Bruce Wardinski,
Its:	Managing Director

By:	Playa Resorts Holding B.V.
Its:	Managing Director

	By:	/s/ Bruce Wardinski
	Name:	Bruce Wardinski
	Its:	Managing Director A

	By:	/s/ J. E. Hardeveld
	Name:	J. E. Hardeveld
	Its:	Managing Director B

Owner:

ROSE HALL RESORT, L.P.

By:	Rose Hall Resort Limited,
its General Partner

	By:	/s/ Donald P. Carson
Donald P. Carson, President

Lender:

SFI BELMONT, LLC

By:	/s/ Elisha Blechner
Name:	Elisha Blechner
Title:	Senior Vice President

EXHIBIT “A”

Lender’s Wire Transfer Instructions

Bank:	JPMorgan Chase Bank 1211 Avenue of the Americas, 39th Floor New York, New York 10036 Attn: Brian Phile Phone: 866-325-5939

Account Name:	Katten Muchin Rosenman LLP Escrow Account

Bank ABA#:	021000021

Account Number:	967094100

SWIFT Code:	CHASEUS33

EXHIBIT “B”

Revised Form of Power Plant Equipment Lease Estoppel

CONSENT TO ASSIGNMENT AND CERTIFICATE OF ESTOPPEL

(Power Plant Equipment Lease)

This Consent to Assignment and Certificate of Estoppel (this “Certificate”) is delivered pursuant to Sections 13.1(a)(xvi) and 17.3 of the Hotel Asset Purchase Agreement dated as of May 6, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among SFI Belmont LLC, a Delaware limited liability company, as lender, Rose Hall Resort L.P., a Delaware Limited Partnership, as owner (“Owner”), and Rose Hall Jamaica Resort B.V., a Netherlands private limited liability company, as buyer (together with its permitted assigns, “Buyer”).

Whereas, in connection with its ownership of the resort property in the Parish of St. James, Jamaica, commonly known as The Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica (the “Hotel”), Owner leases from the undersigned, successor by assignment to Southern Company Energy Solutions, Inc. (“SCES”), four (4) diesel power generators and related equipment located at the Hotel (the “Power Plant Equipment”) pursuant to that certain Equipment Lease Agreement dated as of April 26, 1999, between SCES, as lessor, and Owner, as lessee, as amended by an Amendment to Equipment Lease Agreement dated as of             , 2013, as assigned by SCES to the undersigned by a Non-recourse Sale and Assignment dated as of March 2006, and as further amended by a Lease Modification Agreement between Owner and the undersigned dated as of March 2006 (as assigned and amended, the “Power Plant Equipment Lease”).

The undersigned hereby covenants and agrees that:

1.	Consent to Assignment. The undersigned hereby acknowledges and consents to the assignment of the Power Plant Equipment Lease to Buyer and the assumption of the Power Plant Equipment Lease by Buyer in conjunction with Buyer’s acquisition of the Hotel. The undersigned waives any and all rights of notice relating to such assignment and any right to terminate the Power Plant Equipment Lease as a result of such assignment and any default, event of default or defense to enforceability that may otherwise arise as a result of such assignment.

2.	Representations and Warranties by the Undersigned. The undersigned does hereby represent and warrant to Buyer as follows:

a.	the Power Plant Equipment Lease is in full force and effect;

b.	there are no modifications to the Power Plant Equipment Lease other than those referred to above in this Certificate;

c.	all amounts due in respect of rental and any other payments whatsoever due under or in connection with the Power Plant Equipment Lease have been paid up to date; no due date or payment date for any such rental or other payment has been extended, delayed or postponed; the undersigned has no claims for indemnification from Owner under the Power Plant Equipment Lease that have not been fully performed by Owner; and there are no sums past due and owing to the undersigned or otherwise in connection with the Power Plant Equipment Lease to any third parties;

d.	no notice has been given to Owner of any default under the Power Plant Equipment Lease which has not been cured and, to the undersigned’s best knowledge, no default under the Power Plant Equipment Lease exists;

e.	the undersigned is the assignee of all of the rights, title, interests and obligations of SCES under that certain Assignment dated January 9, 2001 between SCES and Owner with respect to the Power Plant Equipment Lease (the “Charge’’);

f.	the Charge (i) has been entered into for security purposes only and (ii) does not affect the lessee’s rights under the Power Plant Equipment Lease and the undersigned will not exercise any of its rights under the Charge in each case until and unless the lessee under the Power Plant Equipment Lease shall then be in breach of any term, condition or provision of the Power Plant Equipment Lease or commits any act or default under the laws of Jamaica or Delaware that could or may be considered to be an act of insolvency.

The person executing this Certificate on behalf of the undersigned hereby certifies that he/she has knowledge of the matters stated herein and has the authority to execute this Certificate on behalf of the undersigned.

The undersigned acknowledges and agrees that this Certificate may be relied upon by the Buyer or by any prospective transferee of the Buyer’s interest under the Purchase Agreement or in the Hotel or by any holder or prospective holder of any mortgage instrument or deed to secure debt now or hereafter encumbering the Hotel.

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IN WITNESS WHEREOF the undersigned, ROSE HALL RESORT ENERGY COMPANY LLC, a Georgia limited liability company, has hereunto set our hands and seal in execution of this instrument as a deed on the         day of                 2013.

ROSE HALL RESORT ENERGY COMPANY, LLC, a Georgia limited liability company (SEAL)

By:
Name:
Title:

SCHEDULE 2(d) TO HOTEL ASSET PURCHASE AGREEMENT

(Replacement)

Assumed Contracts

1.	Power Plant Equipment Lease

2.	Golf Course Lease

3.	Equipment Finance Agreement dated as of July 27, 2009, by and between Textron Financial Corporation and Owner (Golf Carts) (the ‘‘Textron Agreement”)

4.	Water Supply Agreement dated June 30, 1998, between Rose Hall Development, Ltd, and Owner (the “Water Supply Agreement”)

5.	Lease dated 2007 by and between Quality Dealers Limited and The Ritz-Carlton Hotel Company of Jamaica, Ltd, as modified by letter agreement amendment dated October 1, 2008, relating to space in the warehouse facility located at 1211 Providence Road, Ironshore, Jamaica (the “Warehouse”)

6.	Services Agreement (Airport Lounge) dated May 5, 2011, by and between Operator and VIP Attractions.

7.	Elevator Maintenance Contract dated October 1, 20120, by and between Operator and Arel Limited.

8.	License Agreement (Software) dated July 17, 2003, by and between Operator and Newmarket International, Inc.

Buyer reserves and shall have the right, but not the obligation, to elect to add to the “Assumed Contracts” under this Agreement any service, maintenance, utility, supply and other agreements and contracts and the equipment leases relating to the operations of the Hotel and/or the Golf Course and to the Power Plant Equipment that Owner may disclose to Buyer for the first time from and after the date of the Amendment through the Closing Date. In the event Buyer elects to add any of such additional agreements as Assumed Contracts under this Agreement, Buyer shall provide written electronic notice to Owner of such election within five (5) business days following Buyer’s receipt of electronic notice and copies of such additional agreements.